Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY




                                    CONTENTS

                                                                           PAGE
                                                                          ------
--     Independent Auditors' Report                                          1


--     Consolidated Balance Sheet, December 31, 2000                         2


--     Consolidated Statements of Operations, for the
          years ended December 31, 2000 and 1999                             3


--     Consolidated Statements of Stockholders' Equity (Deficit),
          for the years ended December 31, 2000 and 1999                     4


--     Consolidated Statements of Cash Flows, for the
          years ended December 31, 2000 and 1999                         5 - 6


--     Notes to Consolidated Financial Statements                        7 - 15

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
Q COMM INTERNATIONAL, INC. AND SUBSIDIARY
Orem, Utah

We  have  audited  the  accompanying   consolidated  balance  sheet  of  Q  Comm
International, Inc. and Subsidiary at December 31, 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion,  the  consolidated  financial  statements  audited by us present fairly, in all material respects, the financial position of Q Comm International, Inc. and Subsidiary as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999, in conformity with generally accepted accounting principles.

The financial statements referred to above have been prepared assuming Q Comm International, Inc. and Subsidiary will continue as a going concern. As discussed in Note 18 to the financial statements, Q Comm International Inc., has incurred significant losses in recent years and has current liabilities in excess of current assets, raising substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 18. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ PRITCHETT, SILER & HARDY, P.C.

January 22, 2001
Except for Notes 6 and 17, as to which the date is February 27, 2001. Salt Lake City, Utah

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET


                                     ASSETS

                                                                    December 31,
                                                                       2000
                                                                    -----------
CURRENT ASSETS:
     Cash in bank                                                   $    97,740
     Certificates of deposit                                            103,506
     Accounts receivable                                                181,258
                                                                    -----------
               Total Current Assets                                     382,504
                                                                    -----------

PROPERTY & EQUIPMENT, net                                               194,229
                                                                    -----------
OTHER ASSETS:
     Goodwill, net                                                      189,549
     Deposits                                                             2,738
                                                                    -----------
               Total Other Assets                                       192,287
                                                                    -----------
                                                                    $   769,020
                                                                    -----------

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES:
     Lines of credit                                                $    63,368
     Accounts payable                                                   355,633
     Accrued expenses                                                   136,729
     Related party obligations                                          334,529
     Notes payable                                                      100,000
     Investor advances                                                  292,000
     Convertible debenture                                               50,000
     Contingent liability                                               159,235
                                                                    -----------
               Total current liabilities                              1,491,494
                                                                    -----------
LONG TERM OBLIGATIONS:
     Notes payable                                                      100,000
                                                                    -----------
               Total liabilities                                      1,591,494
                                                                    -----------
STOCKHOLDERS' EQUITY (DEFICIT):
     Preferred stock, $.001 par value,
       1,000,000 shares authorized,
       no shares issued and outstanding                                    --
     Common stock, $.001 par value,
       50,000,000 shares authorized,
       9,213,655 shares issued and
       outstanding                                                        9,214
     Capital in excess of par value                                   2,853,633
     Retained Deficit                                                (3,685,321)
                                                                    -----------
               Total Stockholders' Equity (Deficit)                    (822,474)
                                                                    -----------
                                                                    $   769,020
                                                                    -----------



               The accompanying notes are an integral part of this
                       consolidated financial statement.

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                              For the
                                                            Years Ended
                                                            December 31,
                                                    ----------------------------
                                                        2000            1999
                                                    -----------     -----------
SALES, net of returns and allowances                $ 1,713,583     $ 1,120,536

COST OF GOODS SOLD                                    1,322,867         816,262
                                                    -----------     -----------
GROSS PROFIT                                            390,716         304,274

OPERATING EXPENSES:
     Selling expenses                                   240,400         118,668
     General and administrative                       1,179,633       1,148,295
                                                    -----------     -----------
               Total Operating Expenses               1,420,033       1,266,963
                                                    -----------     -----------
LOSS FROM OPERATIONS                                 (1,029,317)       (962,689)

OTHER INCOME (EXPENSE):
     Other income                                        11,892           8,640
     Other (expense)                                   (124,106)       (405,238)
                                                    -----------     -----------

               Total Other Income (Expense)            (112,214)       (396,598)
                                                    -----------     -----------
LOSS BEFORE EXTRAORDINARY ITEM
     AND INCOME TAXES                                (1,141,531)     (1,359,287)

EXTRAORDINARY ITEM - Gain on
     extinguishment of debt                             156,049         164,112
                                                    -----------     -----------

LOSS BEFORE INCOME TAXES                               (985,482)     (1,195,175)


CURRENT TAX EXPENSE                                        --              --

DEFERRED TAX EXPENSE                                       --              --
                                                    -----------     -----------

NET LOSS                                            $  (985,482)    $(1,195,175)
                                                    -----------     -----------

LOSS PER COMMON SHARE:
     Before extraordinary item                      $      (.14)    $      (.22)
     Extraordinary item                                     .02             .02
                                                    -----------     -----------

     Net Loss                                       $      (.12)    $      (.20)
                                                    -----------     -----------

              The accompanying notes are an integral part of these
                       consolidated financial statements.



                                              Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                           FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999




                                         Preferred Stock             Common Stock           Capital in       Stocks
                                    ------------------------   ------------------------     Excess of    Subscription    Retained
                                       Shares       Amount       Shares       Amount        Par Value     Receivable     Deficit
                                    ----------   -----------   ----------   -----------    -----------    -----------  -----------
BALANCE, December 31, 1998                --            --      5,750,842   $     5,751    $   364,841    $   104,823  $(1,504,664)

Issuance of common stock for
  cash, at $.66 to $.75 per share         --            --        457,789           458        314,782           --           --

Issuance of common stock
  for services, at $.75 per share         --            --        113,181           113         84,756           --           --

Issuance of common stock for
  subscription at $ .50 per share         --            --        209,646           210        104,613       (104,823)        --

Issuance of common stock for
  interest, at $.75 per share             --                      125,000           125         93,625           --           --

Beneficial conversion feature of
  convertible debenture                   --            --           --            --          227,500           --           --

Net loss for the year ended
  December 31, 1999                       --            --           --            --             --             --     (1,195,175)
                                    ----------   -----------   ----------   -----------    -----------    -----------  -----------
BALANCE, December 31, 1999                --     $      --      6,656,458   $     6,657    $ 1,190,117    $      --    $(2,699,839)
                                    ----------   -----------   ----------   -----------    -----------    -----------  -----------
Issuance of common stock
  for cash, at $.70 to $.93 per
  share, net of stock offering
  costs of $127,375                       --            --      1,083,784         1,084        806,541

Issuance of common stock
  for services, at $.27 to
  $.28 per share                          --            --         77,358            77         21,583           --           --

Issuance of common stock
   upon conversion of debentures
   at $.70 to $1.00 per share             --            --        896,055           896        659,892           --           --

Issuance of common stock for
  acquisition of Azore Acquisition
  Corporation at $1.76 per share          --            --        100,000           100        175,900           --           --

Issuance of common stock as
  collateral for loan                     --            --        400,000           400           (400)

Net Loss for the year ended
   December 31, 2000                      --            --           --            --             --             --       (985,482)
                                    ----------   -----------   ----------   -----------    -----------    -----------  -----------
BALANCE, December 31, 2000                --     $      --      9,213,655   $     9,214    $ 2,853,633    $      --    $(3,685,321)
                                    ----------   -----------   ----------   -----------    -----------    -----------  -----------



                              The accompanying notes are an integral part of this financial statement.




                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                           For the
                                                                         Years Ended
                                                                         December 31,
                                                                 --------------------------
                                                                     2000           1999
                                                                 -----------    -----------
Cash Flows from Operating Activities:
     Net loss                                                    $  (985,482)   $(1,195,175)
     Adjustments to reconcile net
       loss to net cash used by
       operating activities:
        Gain on extinguishment of debt                              (156,049)      (164,112)
        Beneficial conversion feature of convertible debenture          --          227,500
        Depreciation and amortization expense                         75,360          5,279
        Stock issued for non-cash consideration                       21,660         84,869
        Change in assets and liabilities:
           Increase in accounts receivable                           (88,585)       (56,611)
           (Increase) decrease in related party receivable             5,000         (3,379)
           Decrease in notes receivable                                 --          159,061
           (Increase) decrease in other assets                         3,000         (4,729)
           Increase (decrease) in accounts payable                   (29,239)        60,600
           Decrease in accrued expenses                               19,685        (65,785)
           Increase in related party obligations                     107,385         81,457
                                                                 -----------    -----------
               Net Cash Used by Operating Activities              (1,027,265)      (871,025)
                                                                 -----------    -----------
Cash Flows from Investing Activities:
     Purchase of property & equipment                               (175,929)       (61,660)
     Net purchase of certificates of deposit                        (103,506)          --
                                                                 -----------    -----------
               Net Cash Used by Investing Activities                (279,435)       (61,660)
                                                                 -----------    -----------
Cash Flows from Financing Activities:
     Issuance of common stock                                        935,000        420,063
     Proceeds from notes payable                                     150,000           --
     Proceeds from convertible debentures                             50,000        650,000
     Proceeds from investor advances                                 242,000         50,000
     Net decrease in lines of credit                                 (15,048)       (38,668)
     Payments on long-term obligation                                   --          (42,866)
     Payments of stock offering cost                                                (64,375)
                                                                 -----------    -----------
               Net Cash Provided by Financing Activities           1,361,952        974,154
                                                                 -----------    -----------
Net Increase in Cash                                                  55,252         41,469

Cash at Beginning of Year                                             42,488          1,019
                                                                 -----------    -----------
Cash at End of Year                                              $    97,740    $    42,488
                                                                 -----------    -----------

Supplemental Disclosures of Cash Flow Information:
     Cash paid during the year for:
       Interest                                                  $    57,880    $    22,562
       Income taxes                                              $      --      $      --





              The accompanying notes are an integral part of these
                       consolidated financial statements.


                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

Supplemental Schedule of Noncash Investing and Financing Activities:

     In 2000, the Company issued 100,000 shares of common stock and a note payable in the amount of $50,000 in the acquisition of Azore Acquisition Corporation (See Note 2).

     In 2000, the Company issued 77,358 shares of common stock for services rendered valued at $21,660.


     In 2000, the Company issued 896,055 shares of common stock in conversion of $650,000 of debentures along with related accrued interest of $10,788.

     In 1999, the Company issued 113,181 shares of common stock for services rendered valued at $84,869.

     In 1999, the Company recorded an addition to capital in excess of par value in the amount of $227,500 due to a beneficial conversion feature of convertible debentures.

     In 1999, the Company issued 125,000 shares of common stock for interest payable in the amount of $93,750.

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION - Q Comm International, Inc. (the Company) was organized on February 7, 1986 as Four Rivers Development, Inc. This name was changed on August 3, 1998 to Q Comm International Inc. in conjunction with the purchase of three operating companies. The Company is headquartered in Orem, Utah but provides telecommunication products and services to end users throughout the United States. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

     CASH AND CASH EQUIVALENTS - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

     CERTIFICATES OF DEPOSITS - The Company accounts for investments in debt and equity securities in accordance with Statement of Financial Accounting Standard (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS 115 the Company's certificates of deposit (debt securities) have been classified as held-to-maturity and are recorded at amortized cost. Held-to-maturity securities represent those securities that the Company has both the positive intent and ability to hold until maturity.

     DEPRECIATION AND AMORTIZATION - Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives of the assets of five years.

     GOODWILL - In connection with the acquisition of Azore Acquisition Corporation (See Note 2), the Company recorded goodwill of $224,561 which is being amortized over 5 years on a straight-line basis.

     REVENUE RECOGNITION - The Company provides electronic delivery of prepaid telecommunication products through a variety of retail locations. Revenue is recognized at the time of product sale. Sales of the Company's electronic products and services are generally made directly to end-users. There is no right of return for products sold and the Company is not obligated for further performance after the sale.

     The  Company  also  provides  non-electronic   telecommunication   products
     primarily to others for resale. These sales are recorded net of sales discounts and allowances.

     During the year ended December 31, 2000, the Company implemented Securities and Exchange Commission Staff Accounting Bulletin No. 101 - Revenue Recognition in Financial Statements (SAB 101). There was no impact on the Company's revenues or revenue recognition policies resulting from SAB 101.

     LOSS PER SHARE - The Company computes loss per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share," which requires the Company to present basic earnings per share and dilutive earnings per share when the effect is dilutive (see Note 16).

     INCOME TAXES - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires an asset and liability approach for accounting for income taxes.

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     ADVERTISING COSTS - Advertising and marketing costs are expensed as incurred.

     ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

     RECENTLY ENACTED ACCOUNTING STANDARDS - Statement of Financial Accounting Standards (SFAS) No. 136, "Transfers of Assets to a not for profit organization or charitable trust that raises or holds contributions for others", SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133 (an amendment of FASB Statement No. 133.),", SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of SFAS No. 133", SFAS No. 139, "Recission of SFAS No. 53 and Amendment to SFAS No 63, 89 and 21", and SFAS No. 140, "Accounting to Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", were recently issued. SFAS No. 136, 137, 138, 139 and 140 have no current applicability to the Company or their effect on the financial statements would not have been significant.

     RECLASSIFICATIONS - Certain amounts in the financial statements for the year ended December 31, 1999 have been reclassified to conform to headings and classifications used in the December 31, 2000 financial statements.

NOTE 2 - ACQUISITION

     During March 2000, the Company issued 100,000 shares of common stock valued at $1.76 and a note payable for $50,000 to purchase all of the issued and outstanding shares of Azore Acquisition Corporation (Azore). The merger was accounted for as a purchase. Subsequent to the merger, Azore was merged into the Company and dissolved. Goodwill of $224,561 representing the excess of the cost of purchasing Azore over the fair market value of the assets at the date of acquisition was recorded and is being amortized on the straight-line method over 5 years. Amortization expense recognized during the year ended December 31, 2000 was $35,012.

NOTE 3 - CERTIFICATES OF DEPOSIT

     The following is a summary of certificates of deposit held by the Company at December 31, 2000:

                                          Amortized        Market      Maturity
          Date Acquired   Maturity Date      Cost           Value       Value
          -------------   -------------   ---------       --------     ---------
             5/22/00         5/22/01       $ 51,753       $ 51,753     $  53,075
             5/22/00         5/22/01         51,753         51,753        53,075
                                           --------       --------     ---------
                                           $103,506       $103,506     $ 106,150
                                           --------       --------     ---------

     The certificates of deposit are collateral for the Company's letter of credit and line of credit (See Note 5).

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PROPERTY & EQUIPMENT

     The following is a summary of property and equipment as of December 31, 2000:

         Cost                                                 $ 240,423

         Accumulated Deprecation                                (46,194)
                                                              ---------
         Property & Equipment, net                            $ 194,229
                                                              ---------

     Depreciation expense for the years ended December 31, 2000 and 1999 was $40,348 and $5,279, respectively.

NOTE 5 - LINES AND LETTERS OF CREDIT

     During May 2000, the Company obtained a $50,000 line of credit with a bank. At December 31, 2000, $30,000 was outstanding on the line. The line accrues interest at prime plus 2% (9% at December 31, 2000), and is due in May 2001. The line is secured by a $50,000 certificate of deposit.

     During May 2000, the Company obtained a $50,000 letter of credit with a bank. At December 31, 2000, there was no balance outstanding. The letter expires in May 2001 and is secured by a $50,000 certificate of deposit.

     At December 31, 2000, the Company has a $33,368 balance outstanding on a line of credit with a bank. The line of credit bears interest at a rate of 11.5% and is due on demand.

     The Company had a $150,000 line of credit with a bank, secured by equipment and a personal guarantee from an officer of the Company. The amount borrowed on the line was $143,920 at December 31, 1999. The interest rate is prime plus 2 percent, plus an additional 5 percent default rate due to noncompliance with the line of credit covenants with interest payments due monthly, and the principal due on demand. The line of credit agreement contained various restrictive covenants. At various times during the year and as of December 31, 1999, the Company was not in compliance with certain covenants and as a result, the bank imposed a default interest rate on the lines of credit. During the year ended December 31, 2000, the Company settled the line of credit and recorded a gain on forgiveness of debt of $65,504.

NOTE 6 - RELATED PARTY OBLIGATIONS

     ACCRUED EXPENSES - At December 31, 2000, the Company owed the Chief Executive Officer $231,546, principally consisting of unpaid equipment lease expenses (see Note 15), deferred salary, and accrued interest.

     NOTES PAYABLE - At December 31, 2000, the Company had two notes totaling $102,983 payable to the Company's Chief Executive Officer. The notes are payable on demand and bear interest at 10%. Subsequent to December 31, 2000, the Company borrowed an additional $45,000 from the Chief Executive Officer under the same terms.

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INVESTOR ADVANCES

     At December 31, 2000, the Company owed investors $292,000 for advances. The advances bear interest at 10% and have no stated repayment date.

NOTE 8 - NOTES PAYABLE

     During December 2000, the Company issued a note payable for $100,000. The note bears interest at a rate of 15% per annum, payable monthly, and is due January 2, 2002. If the Company does not make the interest payments or principal balloon payment, a late penalty equal to 10% of the amount owed will be assessed 5 calendar days after the payment was due. The Company paid a $5,000 finder fee and issued 15,000 restricted common shares valued at $4,218 in connection with obtaining the note, which are included with common stock issued for services in the accompanying Statements of Stockholders' Equity. The Company has also pledged 400,000 common shares as collateral for the loan (see Note 11).

     During November 2000, the Company issued a note payable for $50,000. The note bears interest at a rate of 12% and is due on November 27, 2001. In connection with obtaining the note, the Company issued 25,000 options to purchase common stock exercisable at $.60 per share expiring November 27, 2003, with demand registration rights.

     During March 2000, the Company issued a note payable for $50,000 in connection with an acquisition (see Note 2). The note bears interest at 7% and is due April 15, 2001.

NOTE 9 - CONVERTIBLE DEBENTURES

     At December 31, 2000, the Company had $50,000 in convertible debentures which may be converted to common stock at $.92 per share at the option of the holder. The debentures bear interest at 12.5% and are due July 6, 2001.

     During the year ended December 31, 2000, $650,000 in debentures and $10,788 in accrued interest were converted to 896,055 shares of common stock.

NOTE 10 - CONTINGENT LIABILITY

     During the year ended December 31, 2000, the Company purchased certain software and hardware from an unrelated party for $1,000,000, payable at various dates through October 2001. Subsequently, the Company determined through due diligence to exercise its right of recision specified in the contract and return the items to the seller. Under the terms of the contract, the Company may be liable for amounts due the seller prior to notification of termination. Management of the Company believes the amount that will ultimately be paid to the seller, if any, is not determinable but will be immaterial to the financial statements at December 31, 2000.

     During the year ended December 31, 1999, the Company sold certain services to a third party who in turn sold these services to consumers. When the third party failed to deliver as anticipated, some of the consumers reversed the charges that had been made on their credit card accounts to purchase the services. These reversals were ultimately covered by charges made to the Company's merchant account with a bank, resulting in an overdraft of that account. The Company, under the agreement with the third party, is entitled to be reimbursed 50% of the amount of the charge-backs.

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - CONTINGENT LIABILITY (Continued)

     Management of the Company believes the bank reversed charges that should not have been under the terms and conditions of the consumers' agreement and therefore disputes the $175,477 claimed by the bank. The Company has recorded a contingent liability in connection with this matter.

NOTE 11 - CAPITAL STOCK

     A summary of common stock transactions for the years ended December 31, 2000 and 1999 is as follows:


                                                                   No. of     Price
                                                                   Shares   Per Share
                                                                 --------  -----------
Year Ended December 31, 2000
----------------------------
Common stock issued for services of $21,660, December 2000        77,358   $.27 - $.28

Common stock issued for cash of $210,000, September 2000         300,000   $    .70

Common stock issued for cash of $150,000, August 2000            162,162   $    .93

Common stock issued for cash of $25,000, July 2000                27,027   $    .93

Common stock issued for conversion of $650,000 in debentures
 and accrued interest of $10,788, February - May 2000            896,055   $.70 - $1.00

Common stock issued for cash of $550,000, April 2000             594,595   $    .93

Common stock issued for acquisition, March 2000                  100,000   $   1.76

Year Ended December 31, 1999
----------------------------
Common stock issued for interest of $93,750, December 1999       125,000   $    .75

Common stock issued for services of $64,461, December 1999        85,948   $    .75

Common stock issued for cash of $37,500, November 1999            56,711   $    .66

Common stock issued for cash of $172,020, October 1999           260,113   $    .75

Common stock issued for subscription of $104,823, May 1999       209,646   $    .50

Common stock issued for cash of $71,497, May 1999                 95,334   $    .75

Common stock issued for services of $1,408, May 1999               1,900   $    .75

Common stock issued for services of $10,000, March 1999           13,333   $    .75

Common stock issued for cash of $34,223, February 1999            45,631   $    .75

Common stock issued for services of $9,000, January 1999          12,000   $    .75

     The Company also has 400,000 shares of common stock held in escrow as collateral for a note payable (see Note 8). The Company has not valued these shares since they will only be issued in the event of default on the loan.

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - STOCK OPTIONS

     A summary of the status of options granted to employees at December 31, 2000 and 1999, and changes during the years then ended are as follows:

                                                         2000                               1999
                                             ----------------------------       ---------------------------
                                                         Weighted Average                  Weighted Average
                                               Shares     Exercise Price         Shares     Exercise Price
                                             ---------    --------------       ---------   ---------------
       Outstanding at beginning of year        820,000    $         1.59              -    $             -
       Granted                                 835,000              1.10        820,000               1.59
       Exercised                                     -                 -              -                  -
       Forfeited                                     -                 -              -                  -
       Expired                                       -                 -              -                  -
                                             ----------   --------------       --------    ---------------
       Outstanding at end of year            1,655,000    $         1.34        820,000    $          1.59
                                             ----------   --------------       --------    ---------------
       Exercisable at end of year              634,000    $         1.25        199,000    $          1.57
                                             ----------   --------------       --------    ---------------
       Weighted average fair value of
         options granted                       835,000    $            -
                                             ----------   --------------


     A summary of the status of the options outstanding to employees of the Company at December 31, 2000 is presented below:

                                             Options Outstanding                           Options Exercisable
                          --------------------------------------------------------   -------------------------------
          Range of                        Weighted-Average       Weighted Average                   Weighted-Average
          Exercise          Number            Remaining              Exercise          Number           Exercise
           Prices         Outstanding     Contractual Life             Price         Exercisable          Price
       -------------      ------------    ----------------       ----------------    -----------      --------------
       $1.00 - $1.50           835,000          4.5 years              $1.10              435,000         $1.10
       $1.50 - $2.25           820,000          3.5 years              $1.59              199,000         $1.57
                          ------------                                               -----------
                             1,655,000                                                    634,000
                          ------------                                               ------------

     The fair value of each option granted is estimated on the date granted using the Black-Scholes option pricing model, with the following weighted-average assumptions used for grants during the period ended December 31, 2000: risk-free interest rate of 6.7%, expected dividend yield of zero, expected life of 5 years and expected volatility of 140%.

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - STOCK OPTIONS (Continued)

     The Company accounts for options agreements under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. No compensation cost related to stock options was recorded during the years ended December 31, 2000 and 1999 under APB
     25. Had compensation cost for these options been determined, based on the fair value at the grant dates for awards under these agreements, consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the effect on the Company's results from operations and related per-share amounts would be insignificant.

     At December 31, 2000, the Company had outstanding 979,987 stock options to non-employees under various agreements with exercise prices ranging from $.60 to $3.00 per share, expiring between March 2001 and May 2005. As of December 31, 2000 none of the options had been exercised.

NOTE 13 - INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards. The Company has available at December 31, 2000, operating loss carryforwards of approximately $3,650,000, which may be applied against future taxable income and which expires in various years through 2020.

     The amount of and ultimate realization of the benefits from the operating loss carryforward for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforward the Company has established a valuation allowance equal to the amount of the loss carryforward and, therefore, no deferred tax asset has been recognized for the loss carryforward. The net deferred tax asset is approximately $1,250,000 as of December 31, 2000, with an offsetting valuation allowance at December 31, 2000 of the same amount. The change in the valuation allowance for the year ended December 31, 2000 is approximately $336,000.

NOTE 14 - EMPLOYMENT AGREEMENTS

     During 1999 the Company entered into a three one-year employment agreements with officers of the Company. The employment agreements called for a total combined salary of $250,000 and expired on December 31, 2000. The agreements can be renewed for successive one-year terms at the option of the Company.

                    Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - OPERATING LEASES

     The Company leases equipment and furniture from a company owned by the Company's CEO under an operating lease which expires on March 31, 2001. Monthly payments are approximately $2,700 under the operating lease agreement. The Company is liable to carry property insurance and assumes the responsibility of maintaining the leased equipment and furniture. At December 31, 2000, there was a balance of $87,970 for past lease payments (see Note 6). The Company's future minimum rental under this operating lease amounts to $8,016 at December 31, 2000.

     The Company leases office and warehouse space under an operating lease agreement dated November 22, 1999. The base monthly rental under the lease is $3,190. The lease expires December 31, 2001, with an option on the part of the Company to renew for an additional two years. The Company's future minimum rental under this operating lease amounts to $38,280 at December 31, 2000.

NOTE 16 - LOSS PER SHARE

     The following data show the amounts used in computing loss per share and the weighted average number of shares of common stock outstanding for the years presented:

                                                              For the
                                                            Years Ended
                                                            December 31,
                                                    ---------------------------
                                                        2000           1999
                                                    -------------  ------------
     Loss from continuing operations
       available to common shareholders
           (numerator)                              $  (1,141,531) $ (1,359,287)
                                                    --------------  ------------

     Gain on extinguishment of debt  (numerator)    $     156,049  $    164,112
                                                    -------------- ------------
     Weighted average number of common
       shares outstanding during the year
       used in per share calculations (denominator)     8,026,597     6,047,500
                                                    -------------  ------------

     At December 31, 2000 and 1999, the Company had outstanding common stock purchase options for 2,634,987 and 869,445 shares, respectively (see Note
     12), which were not included in the loss per share computation because their effect would be anti-dilutive.

                          Q COMM INTERNATIONAL, INC. AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - SUBSEQUENT EVENTS

     During February 2001, the Company sold 133,333 shares of common stock for $40,000 cash and issued 281,000 shares for services valued at $81,929, of which $72,719 were for services included in accounts payable at December 31, 2000.

NOTE 18 - GOING CONCERN

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has incurred significant losses in recent years and has current liabilities in excess of current assets and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management plans to mitigate this doubt by raising additional funds through debt and/or equity offerings and by substantially increasing sales. There is no assurance that the Company will be successful in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 19 - SIGNIFICANT CUSTOMERS

     The Company has two significant customers that accounted for 38% and 13% of revenues for the year ended December 31, 2000.

NOTE 20 - GAIN ON EXTINGUISHMENT OF DEBT

     The Company has continued to carry certain accounts payable items that originated with predecessor companies (see Note 1). The Company is in the process of negotiating settlements for these items, which resulted in payments that were less than the original amounts due. The differences between the payments and original amounts due have been recorded as extraordinary gains of $156,049 and $164,112 for the years ended December 31, 2000 and 1999, respectively.